Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 30, 2013

As a result of a 15.6% increase in sales volume, net sales increased by $10.1 million

Quarterly Comparison Overview:

•	Net sales increased by $10.1 million

•	Sales volume increased by 15.6%

•	Gross profit dollars increased by $0.8 million

•	Net income decreased by $1.1 million

Elgin, IL, April 30, 2013 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2013 third quarter. Net income for the third quarter of fiscal 2013 was $0.3 million, or $0.03 per share diluted, compared to net income of $1.4 million, or $0.13 per share diluted, for the third quarter of fiscal 2012. Net income for the first three quarters of fiscal 2013 was $16.2 million, or $1.47 per share diluted, compared to net income of $13.2 million, or $1.23 per share diluted, for the first three quarters of fiscal 2012.

Net sales increased to $163.8 million for the third quarter of fiscal 2013 from $153.8 million for the third quarter of fiscal 2012. The increase in net sales was attributable to a 15.6% increase in sales volume, which is measured in pounds sold to customers. Sales volume increased by double digits in percentage terms in all distribution channels in the quarterly comparison. Approximately 50% of the total sales volume increase occurred in the consumer distribution channel led by gains in volume of 12% for private brand products, 55% for Fisher snack nuts and 33% for Fisher recipe nuts (formerly referred to as Fisher baking nuts). The increase in sales volume for private brand products was driven mainly by lower peanut and cashew prices and new distribution gained at existing private brand customers. The increase in sales volume for Fisher snack and recipe nuts was driven mainly by distribution gains with new customers and increased advertising and promotional activity. The sales volume increase in the commercial ingredients channel came from increased almond volume to an existing customer and increased peanut volume generated by lower selling prices. The sales volume increase in the contract packaging channel was generated by increased peanut volume from lower selling prices and increased snack mix volume from a new product line launched by a major contract packaging customer. Sales volume increased in the export channel from increased sales of inshell walnuts because most of the inshell walnut export shipments in the current fiscal year were delayed into the current third quarter due to a late harvest whereas most export shipments of inshell walnuts last fiscal year occurred in the second quarter.

Net sales increased to $556.9 million for the first three quarters of fiscal 2013 from $533.9 million for the first three quarters of fiscal 2012. The increase in net sales was primarily attributable to higher selling prices that existed in the first two quarters of fiscal 2013. Sales volume for the first three quarters of fiscal 2013 increased slightly in comparison to sales volume for the first three quarters of fiscal 2012 as the significant increase in sales volume in the current third quarter more than offset the decline in sales volume for the first two quarters of fiscal 2013.

Gross profit margin, as a percentage of net sales, declined to 14.0% for the third quarter of fiscal 2013 from 14.4% for the third quarter of fiscal 2012 while gross profit increased by $0.8 million in the quarterly comparison. The decline in gross profit margin occurred primarily because of higher commodity acquisition costs for almonds and trail mixes and a shift in walnuts sales to lower margin sales of inshell walnuts for export. The declines in gross profit margins on sales of these products were offset in large part by lower commodity acquisition costs for pecans and cashews.

Gross profit margin for the first three quarters of fiscal 2013, as a percentage of net sales, increased to 16.2% from 14.9% for the first three quarters of fiscal 2012. This increase in gross profit margin was primarily due to a shift in sales volume to our higher-margin Fisher branded products and improved alignment of selling prices and commodity acquisition costs during the first half of fiscal 2013 compared to the first half of fiscal 2012.

Total operating expenses for the current quarter increased to 11.9% of net sales from 11.7% of net sales for the third quarter of fiscal 2012. The increase in total operating expenses, as a percentage of net sales, in the quarterly comparison was due mainly to increases in compensation expense, shipping costs from increased volume and advertising and marketing spending to support the Fisher brand. Total operating expenses for the first three quarters of fiscal 2013 increased to 10.5% of net sales from 10.1% of net sales for the same year to date period in fiscal 2012. The increase in total operating expenses, as a percentage of net sales in the year to date comparison was primarily attributable to increased advertising and marketing spending to support the Fisher brand.

Interest expense for the third quarter of fiscal 2013 declined to $1.2 million from $1.4 million for the third quarter of fiscal 2012. Interest expense for the current year to date period was $3.5 million compared to $4.0 million for the first three quarters of fiscal 2012. The declines in interest expense in the quarterly and year to date comparisons primarily resulted from lower average short-term borrowings.

During the current third quarter, the Company entered into a Stock Purchase Agreement with a newly-formed entity named ARMA Energy, Inc. (“AEI”) whereby the Company received approximately 71% of the preferred stock of AEI in exchange for past expenses incurred to support the ARMA brand. In addition, the Company sold all of its proprietary and intellectual property rights to the ARMA brand to AEI in exchange for a secured promissory note in the principal amount of $0.5 million payable over five years. The investment in AEI and the sale of the ARMA brand did not result in a gain in the current third quarter for accounting purposes. For tax purposes, the Company has recognized a capital contribution on the investment and a taxable gain on the sale of the ARMA brand. As a result of the investment in AEI and the sale of the ARMA brand, income tax expense increased by $0.8 million in the quarterly comparison.

The value of total inventories on hand at the end of the current third quarter decreased by $10.1 million or 5.7% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2012 primarily due to lower commodity acquisition costs for pecans, peanuts and cashews. As a result of lower acquisition costs for these nuts, the weighted average cost per pound of raw nut input stocks on hand at the end of the current third quarter decreased by 20.9% compared to the weighted average cost per pound of raw nut input stocks on hand at the end of last year’s third quarter. Similarly, the weighted average cost per pound of finished goods on hand decreased by 12.9% compared to the weighted average cost per pound at the end of the third quarter of fiscal 2012.

“We are extremely pleased with our sales growth during the third quarter, particularly for our Fisher brand,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Sales volume grew significantly in all of our distribution channels, which generally suggests that our direct customers and the end-user consumers are reacting positively to lower prices for many of the key products that we sell. The lower prices for peanuts, cashews and pecans are anticipated to continue during our fourth quarter. We will continue our strategic focus on our branded products, including increasing our presence internationally, especially in China,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Wednesday, May 1, 2013, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4214 from the U.S. or 617-213-4866 internationally and enter the participant passcode of 60717990. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; and (xx) the Company’s ability to successfully integrate and/or identify acquisitions and joint ventures.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

-more-

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 28, 2013	March 29, 2012	March 28, 2013	March 29, 2012
Net sales	$163,815	$153,760	$556,941	$533,869
Cost of sales	140,936	131,666	466,813	454,568

Gross profit	22,879	22,094	90,128	79,301

Operating expenses:
Selling expenses	11,565	10,948	36,342	33,293
Administrative expenses	7,990	7,113	22,167	20,702

Total operating expenses	19,555	18,061	58,509	53,995

Income from operations	3,324	4,033	31,619	25,306

Other expense:
Interest expense	1,171	1,369	3,521	4,010
Rental and miscellaneous expense, net	364	407	1,183	1,014

Total other expense, net	1,535	1,776	4,704	5,024

Income before income taxes	1,789	2,257	26,915	20,282
Income tax expense	1,447	817	10,738	7,046

Net income	$342	$1,440	$16,177	$13,236

Basic earnings per common share	$0.03	$0.13	$1.49	$1.24

Diluted earnings per common share	$0.03	$0.13	$1.47	$1.23

Weighted average shares outstanding
— Basic	10,898,304	10,742,881	10,844,341	10,712,319

— Diluted	11,024,738	10,857,406	10,974,029	10,802,653

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 28, 2013	June 28, 2012	March 29, 2012
ASSETS
CURRENT ASSETS:
Cash	$1,506	$2,459	$2,675
Accounts receivable, net	51,355	49,867	41,048
Inventories	166,754	146,384	176,868
Deferred income taxes	4,913	4,823	4,882
Prepaid expenses and other current assets	5,558	3,284	4,157
Assets held for sale	6,175	—	—

	236,261	206,817	229,630

PROPERTIES, NET:	136,328	146,711	148,709

OTHER ASSETS:
Intangibles, net	8,643	10,944	11,687
Other	7,945	7,255	6,853

	16,588	18,199	18,540

	$389,177	$371,727	$396,879

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$42,047	$45,848	$68,856
Current maturities of long-term debt	12,130	12,724	10,185
Accounts payable	42,532	33,044	39,606
Book overdraft	9,112	1,947	4,734
Accrued expenses	24,391	26,144	21,560
Income taxes payable	1,192	—	110

	131,404	119,707	145,051

LONG-TERM LIABILITIES:
Long-term debt	34,351	36,206	40,182
Retirement plan	13,531	13,335	10,710
Deferred income taxes	959	460	1,839
Other	923	1,006	1,035

	49,764	51,007	53,766

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	84	83	82
Capital in excess of par value	105,152	103,876	103,368
Retained earnings	107,847	102,559	98,673
Accumulated other comprehensive loss	(3,896)	(4,327)	(2,883)
Treasury stock	(1,204)	(1,204)	(1,204)

	208,009	201,013	198,062

	$389,177	$371,727	$396,879